EXHIBIT 99.1

Spirit Airlines Reports November 2013 Traffic

MIRAMAR, Fla. (December 11, 2013) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for November 2013 and year-to-date 2013.
Traffic (revenue passenger miles) in November 2013 increased 24.4 percent versus November 2012 on a capacity (available seat miles) increase of 24.8 percent. Load factor for November 2013 was 83.7 percent, a decrease of 0.2 points as compared to November 2012. Spirit's preliminary completion factor for November 2013 was 99.7 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended November 30, 2013 and 2012.

	November 2013	November 2012	Change
Revenue passenger miles (RPMs) (000)	1,035,709	832,575	24.4%
Available seat miles (ASMs) (000)	1,237,911	992,252	24.8%
Load factor	83.7%	83.9%	(0.2) pts
Passenger flight segments	1,034,388	870,274	18.9%
Average stage length (miles)	1,000	940	6.4%
Total departures	7,710	6,637	16.2%

	YTD 2013	YTD 2012	Change
Revenue passenger miles (RPMs) (000)	10,882,970	8,768,011	24.1%
Available seat miles (ASMs) (000)	12,588,786	10,287,253	22.4%
Load factor	86.4%	85.2%	1.2 pts
Passenger flight segments	11,302,604	9,498,686	19.0%
Average stage length (miles)	953	905	5.3%
Total departures	82,401	71,619	15.1%

Fourth Quarter 2013 Guidance
The Company estimates its total revenue per ASM (RASM) for the fourth quarter 2013 will be up approximately two percent year-over-year. "While we've experienced some demand softness for the non-peak travel periods during the quarter, demand for the peak travel periods has been very strong," said Ben Baldanza, Spirit's Chief Executive Officer.

In its previous cost guidance for the fourth quarter 2013, the Company included estimated repair expenses of $10 million associated with an engine failure. The cause of the event has not yet been determined; however, the Company has a better understanding of the scope of work necessary to repair the aircraft and, as such, is lowering its estimate for these expenses to approximately $6 million. The Company has not yet determined whether all or any portion of these expenses will be recoverable in future periods.

4Q13E

Fourth quarter 2013 estimated average economic fuel cost per gallon[1]	$3.17

Fourth quarter 2013 estimated fuel gallons (thousands)	45,124

Footnotes

(1)	Excludes special items and unrealized mark-to-market (gains) and losses.

(2)
Based on the jet fuel curve as of December 5, 2013. Excludes unrealized mark-to-market (gains) and losses which are comprised of estimated non-cash adjustments to aircraft fuel expense. The Company may have unrealized mark-to-market (gains) or losses in the fourth quarter 2013, but is not yet able to estimate the amount. Includes fuel taxes, into-plane fuel cost, and estimated fuel hedge (gains) and losses currently expected to be realized during the fourth quarter 2013.

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra-low base fares with a range of optional services, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers. Spirit's all-Airbus fleet currently operates approximately 250 daily flights to over 50 destinations in the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

Forward-Looking Statements
Statements in this release contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's guidance and estimates for the fourth quarter 2013, including expectations regarding revenue, RASM, load factor, capacity, fuel expense, economic fuel cost, expected unrealized mark-to-market fuel hedge gains and losses, and fuel volume. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company has no intent, nor undertakes any obligation to, publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent Quarterly Reports on Form 10-Q.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contact:
Misty Pinson
Director, Corporate Communications
mediarelations@spirit.com
954-628-4827

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